SUB-ITEM 77C







Results of annual meeting of shareholders

The Annual Meeting of Shareholders of Western Asset Emerging
Markets Income Fund Inc. was held on September 30, 2016 for the purpose of considering and voting upon the election of Directors. The following table provides information concerning the matter voted upon at the Meeting:




No. Shares
Carol L. Colman

Affirmative
 18,866,228
Withhold
  4,651,114

Daniel P.
Cronin

Affirmative
18,829,973
Withhold
4,687,369

William R.
Hutchinson

Affirmative
18,806,221
Withhold
 4,711,121





















I